Exhibit 99.1

FORTIVE

Computershare

Computershare Trust Company, N.A.
P.O. Box 43011
Providence Rhode Island 02940-3011
www.computershare.com/investor

MR A SAMPLE
DESIGNATION (IF ANY)
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C 1234567890 J N T

Tax ID certification on file: <Certified Y/N>

TOTAL SHARES 12345678901234

EXCHANGE FORM AND LETTER OF TRANSMITTAL

TIME IS CRITICAL. PLEASE COMPLETE AND RETURN PROMPTLY IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS

To accompany certificates of common stock, par value $0.01 per share, of Fortive Corporation ("Fortive common stock") that are validly tendered and not properly withdrawn. This Exchange Form and Letter of Transmittal may be used to make tender only with respect to certain shares of Fortive common stock you hold. You may receive additional Exchange Forms and/or Letters of Transmittal with respect to shares of Fortive common stock held by you in another manner or in another name. The deadline for submitting exchange forms (the "Expiration") is 8:00 a.m., New York City time, on September 26, 2018, unless the exchange offer is extended or terminated. Exchange forms must be RECEIVED by the Exchange Agent no later than 8:00 a.m., New York City time, on the date of the Expiration.

Your Fortive Corporation Stock Certificates:
Locate the listed certificates.

Certificate Numbers	Shares	Certificate Numbers	Shares
XXXX12345678	12345678901234	XXXX12345678	12345678901234
XXXX12345678	12345678901234	XXXX12345678	12345678901234
XXXX12345678	12345678901234	XXXX12345678	12345678901234
XXXX12345678	12345678901234	XXXX12345678	12345678901234
XXXX12345678	12345678901234	XXXX12345678	12345678901234

You hold more than 10 certificates, not all certificates can be listed on this form.

Other Certificate Total	Total Certificated Shares	Shares Held By Us	Total Shares
12345678901234	12345678901234	12345678901234	12345678901234

Complete the box(es) on the reverse side to make tender to receive shares of common stock ("Newco common stock") of Stevens Holding Company, Inc. ("Newco"), each of which is subject to proration, adjustment and certain limitations as set forth in the Merger Agreement (as defined in the Instructions) and the prospectus, dated August 28, 2018 (the "Prospectus"). Capitalized terms used but not defined herein will have the meanings ascribed to them in the Prospectus.

This Letter of Transmittal relates to the offer by Fortive Corporation ("Fortive") to exchange all of the shares of Newco common stock that are owned by Fortive for shares of Fortive common stock that are validly tendered and not properly withdrawn. Following consummation of the exchange offer, McHale Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Altra Industrial Motion Corp. ("Altra"), will be merged with and into Newco, whereby the separate corporate existence of Merger Sub will cease and Newco will continue as the surviving company (the "Merger"). In the Merger, each outstanding share of Newco common stock (except for shares of Newco common stock held by Fortive, Newco, Altra or Merger Sub, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of common stock of Altra ("Altra common stock") equal to (x) 35 million shares of Altra common stock divided by (y) the aggregate number of shares of Newco common stock issued and outstanding as of immediately prior to the effective time of the Merger. In addition, Newco will authorize the issuance of a number of shares of Newco common stock such that the total number of shares of Newco common stock outstanding immediately prior to the consummation of the exchange offer will be that number that results in the exchange ratio in the Merger equaling one. As a result, each share of Newco common stock (except for shares of Newco common stock held by Fortive, Newco, Altra or Merger Sub, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into one share of Altra common stock in the Merger.

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Although Fortive has mailed the Prospectus to the extent required by U.S. law, including to stockholders located outside the United States, the Prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy or sell any shares of Fortive common stock, shares of Altra common stock or shares of Newco common stock in any jurisdiction in which such offer, sale + or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of Fortive, Altra or Newco has taken any action under non-U.S. regulations to facilitate a public offer to exchange the shares of Fortive common stock, Altra common stock or Newco common stock outside the United States. Accordingly, the ability of any non-U.S. person to tender shares of Fortive common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need forFortive, Altra or Newco to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Fortive common stock, Altra common stock or Newco common stock that may apply in their home countries. None of Fortive, Altra or Newco can provide any assurance about whether such limitations may exist. MARK THE BOX BELOW UNDER STOCK ELECTION TO PARTICIPATE IN THE EXCHANGE OFFER STOCK ELECTION 1. Mark this box to elect to make a stock election with respect to ALL of your shares of Fortive common stock. If you select this option, please DO NOT fill in the box to the right. Mark this box to elect to make a stock election with respect to the following number of your shares of Fortive 2. common stock. Please fill in the number of shares for which you would like to make a stock election in the box to the right. PRORATION/ODD-LOT Stockholders holding fewer than 100 shares of Fortive common stock may have their shares of Fortive common stock accepted for payment before any proration of other tendered shares of Fortive common stock. This preference is not available to partial tenders, or to beneficial or record holders of an aggregate of 100 or more shares of Fortive common stock, even if such holders have separate accounts or certificates representing fewer than 100 shares of Fortive common stock. Accordingly, this section is to be completed ONLY if shares of Fortive common stock are being tendered by or on behalf of a person owning an aggregate of fewer than 100 shares of Fortive common stock. 3. Mark this box if you own an aggregate of fewer than 100 shares of Fortive common stock and elect for your shares not to be subject to proration. LOST OR DESTROYED CERTIFICATE(S) If your certificate(s) representing shares of Fortive common stock have been mutilated, destroyed, lost or stolen and you wish to tender your shares, please contact the Computershare at (800) 546-5141 regarding the requirements for replacement of the certificate(s). Replacement shares will be issued in book-entry form via DRS. You may be asked to post a surety bond for your lost shares of Fortive common stock. Your shares of Fortive common stock will not be included in the exchange offer unless you satisfy the requirements for replacement of your lost or destroyed certificate(s). You are urged to call Computershare immediately to ensure timely processing of the documentation. OVERSUBSCRIPTION These elections will be subject to proration based on a proration adjustment if stock consideration is oversubscribed. To be effective, this Exchange Form and Letter of Transmittal must be properly completed, signed and delivered to the Exchange Agent at the appropriate one of the addresses listed in the Exchange and Transmittal Information Booklet, together with your original stock certificate(s), confirmation of book-entry transfer or a properly completed Notice of Guaranteed Delivery, prior to the expiration on September 26, 2018. Do not send your election materials to Newco, Fortive, Altra or the Information Agent. SIGNATURE(S) REQUIRED. Signature of Registered Holder(s) or Agent Signature of Registered Holder(s) or Agent must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation in a fiduciary or representative capacity, or other person, please set forth full title. Please refer to Exchange and Transmittal Information Booklet, Signature Guarantees. By signing below, I represent and warrant as follows: (1) I have full power and authority to surrender the shares of Fortive common stock represented by the stock certificate(s) surrendered herewith or transferred in book-entry form, or covered by a guarantee of delivery, free and clear of all liens, claims and encumbrances. I will, upon request, execute and deliver any additional documents reasonably deemed by the Exchange Agent to be appropriate or necessary to complete the surrender and exchange of my shares of Fortive common stock. (2) I understand that neither surrender nor an election is made in acceptable form until receipt by the Exchange Agent of this Election Form and Letter of Transmittal, duly completed and manually signed, together with any stock certificate(s) representing shares of Fortive common stock and all accompanying evidences of authority. I agree that all questions as to validity, form and eligibility of any surrender of the shares of Fortive common stock will be determined by the Exchange Agent. (3) I understand that, pending the completion of the Merger, I may not and shall not sell or otherwise transfer the shares of Fortive common stock subject to this Election Form unless the Merger Agreement is terminated or I properly revoke this election prior to the Election Deadline. (4) I acknowledge that, until I properly surrender the certificate(s) representing the shares of Fortive common stock to which this Election Form and Letter of Transmittal relates or properly transfer such shares of Fortive common stock in book-entry form, I will not receive any consideration issuable or payable in connection with the Merger. Delivery of such certificate(s) will be effected, and risk of loss and title to such certificate(s) will pass, only upon proper delivery thereof to the Exchange Agent in the appropriate manner to one of the addresses listed in the Election and Transmittal Information Booklet. Sign and provide your tax ID number on the IRS Form W-9 provided herein (or the appropriate IRS Form W-8 if you are a non-U.S. stockholder, a copy of which can be obtained at www.irs.gov). If you do not have a Taxpayer Identification or Social Security Number, please enter four zeros (0000). Signature of owner Signature of co-owner, if any Area Code/Phone Number SIGNATURE(S) GUARANTEED (IF REQUIRED) - See Instruction 6 Unless the shares were tendered by the registered holder(s) of the common stock, or for the account of a member of an Eligible Institution, your signature(s) must be guaranteed by an Eligible Institution. Authorized Signature Name of Firm Address of Firm – Please Print 12345678901234 12VOL P F E CLS +